UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — February 16, 2012

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 16 , 2012, Envestnet, Inc. (“Envestnet”) announced that it had entered into a merger agreement (the “Agreement”), dated February 16 , 2012, with Tamarac, Inc., a Washington corporation (“Tamarac”), pursuant to which a newly formed subsidiary of Envestnet will merge (the “Merger”) with and into Tamarac and Tamarac will become a wholly owned subsidiary of Envestnet.

Under the terms of the Agreement, Envestnet will pay approximately $54 million in cash for all of the outstanding shares of Tamarac, subject to certain post-closing adjustments. Envestnet will fund the Merger price with available cash.

Envestnet has agreed to establish a management incentive plan funded with $7 million of shares of Envestnet common stock for the benefit of certain employees of Tamarac. Such shares will be distributable at pre-established intervals, but in no event later than May 15, 2015, based upon Envestnet • Tamarac meeting certain financial targets.

The Merger is subject to approval by the holders of a majority of Tamarac’s voting shares. Holders of Tamarac’s voting securities, including Tamarac’s management, have agreed to vote all of their Tamarac shares in favor of the Merger. The merger is also subject to customary closing conditions, including customer consents, and is expected to be completed during the first half of 2012.

The Agreement contains customary representations and warranties. The representations and warranties contained in the Agreement will generally survive for eighteen months from the date of closing. Pursuant to the Agreement, following the consummation of the Merger, Envestnet is entitled to indemnification for, among other things, breaches of representations and warranties subject to a deductible and an aggregate cap.

The Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of the business of Tamarac between the signing of the Agreement and the closing of the Merger.

Either Envestnet or Tamarac may terminate the Agreement if the closing does not occur by May 31, 2012. The foregoing summary of the Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which will be filed as an exhibit to Envestnet’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 7.01.	Regulation FD Disclosure.

On February 16 , 2012, Envestnet issued a press release announcing the execution of the Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press release, dated February 16 , 2012, regarding the acquisition of Tamarac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: February 16 , 2012

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